Exhibit 10.1

First Amendment to

Praxair, Inc.

Severance Compensation Agreement

NAME

ADDRESS

Dear [NAME]:

This letter serves as an amendment to the Severance Compensation Agreement between you and Praxair, Inc. dated as of [December 17, 2008] (“Agreement”). The Agreement, as modified by this amendment, shall be effective as of December 31, 2012. Kindly sign this amendment where indicated below to acknowledge your acceptance of its terms and return the original to [insert] by no later than [insert], 2012.

1.	Subsection 2a(vi) is amended in its entirety as follows:

(vi)	Excise Tax.

(a) For purposes of this Subsection 2a(vi), the following terms shall have the following meanings:

(I)	Payment shall mean any payment or distribution (or acceleration of benefits) by the Company to or for your benefit (whether paid or payable or distributed or distributable (or accelerated) pursuant to the terms of this Agreement or otherwise). In addition, Payment shall mean the amount of income deemed to be received by you as a result of the acceleration of the exercisability of any of your options to purchase stock of the Company or the acceleration of the lapse of any restrictions on performance stock or restricted stock of the Company held by you or the acceleration of any payment from any deferral plan of the Company.

(II)	Excise Tax shall mean the excise tax imposed by Section 4999 of the Code.

(b) In the event it shall be determined that the amount of any Payments payable to you would constitute an “excess parachute payment,” within the meaning of Section 280G of the Code, subject to the Excise Tax, then the amount of the Payments payable to you under this Agreement shall be reduced (a “Reduction”) to the extent necessary so that no portion of such Payments payable to you is subject to the Excise Tax, but only if the effect of such Reduction would be to place you in a better after-tax economic position than you would have been in had no such Reduction been effected. In the event a Reduction is required, the payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you until the Reduction is achieved.

(c) All determinations required to be made under this Subsection 2a(vi), including whether and when an Excise Tax or a Reduction is required and the amount of such Excise Tax or Reduction and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting or actuarial consulting firm that is retained by the Company (the “Firm”) which shall provide detailed supporting calculations both to the Company and to you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In no event may the Firm retained by the Company be serving as accountant, auditor or consultant for the individual, entity or group affecting the Change in Control. All fees and expenses of the Firm shall be borne solely by the Company. If the Firm determines that no Excise Tax is payable by you, you may request the Firm to furnish you with a written opinion that failure to report the Excise Tax on your applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Firm shall be binding upon the Company and you.

2.	Subsection 2a(viii) is amended in its entirety as follows:

(vii)

Six Month Delay. Notwithstanding any provision of this Agreement to the contrary, and only to the extent necessary to comply with Section 409A of the Code, if, as of your Date of Termination, you are considered a Specified Employee (as such term is defined in Section 409A of the Code) the payments due you which are described in Subsections 2a(ii), 2a(iii), 2a(iv), and 2a(v) shall not be paid until the expiration of the six month period immediately following your Date of Termination (the “Delay Period”) and, at the conclusion of such Delay Period, any amounts that would have been payable during such Delay Period under these Subsections but for this Subsection 2a(viii), shall be paid in a single sum.

3.	Subsection 2e is amended to add the following sentences at the end thereof:

In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. In addition, to the extent payments under this Agreement that are contingent upon your execution of the general release described above constitute deferred compensation for purposes of Section 409A and your execution period for the general release shall commence in one tax year and end in the subsequent tax year, such payments under this Agreement shall be made solely in the subsequent tax year.

Sincerely,

PRAXAIR, INC.

By:
[NAME]
Title:	[TITLE]

Agreed to this      day

of             , 2012

(signature)

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